Exhibit 99.1

MAXIMUS Reports Third Quarter Results for Fiscal 2014

- Reiterates Fiscal 2014 Guidance -

RESTON, Va.--(BUSINESS WIRE)--August 7, 2014--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and nine months ended June 30, 2014.

Highlights for the third quarter of fiscal 2014 include:

  Revenue increased 26% to $419.9 million compared to last year.
  GAAP diluted earnings per share from continuing operations increased to $0.49, compared to $0.40 in the same quarter last year.
  Cash and cash equivalents totaled $182.9 million at June 30, 2014.
  Year-to-date signed contract awards totaled $1,060 million and the sales pipeline increased to $3.0 billion at June 30, 2014.
  The Board of Directors approved a $150 million increase to the Company’s share repurchase program.

Revenue for the third quarter of fiscal 2014 increased to $419.9 million compared to revenue of $334.3 million reported for the same period last year. The year-over-year increase in revenue was driven principally by growth in the Health Services Segment from new work and expansion on existing contracts. Revenue in the third quarter of fiscal 2014 grew 21% organically compared to the prior-year period.

For the third quarter of fiscal 2014, income from continuing operations, net of taxes, increased to $34.0 million, or $0.49 diluted earnings per share, compared to income from continuing operations of $28.0 million, or $0.40 diluted earnings per share, for the same period last year. As expected, adjusted diluted earnings per share increased 21% to $0.49 over $0.41 in the prior-year period, driven by growth in the Health Services Segment.

“We continue to see governments looking to partners, like MAXIMUS, to help them manage complex social benefit programs. These efforts are creating increased demand for our services over the long-term,” commented MAXIMUS Chief Executive Officer Richard A. Montoni. “MAXIMUS serves as a trusted supplier to governments, as they focus on achieving outcomes that matter, including validating and verifying the eligibility status of program beneficiaries, as well as helping citizens become more self-sufficient and economically independent.”

Health Services Segment

Health Services Segment revenue for the third quarter of fiscal 2014 increased 40% to $305.6 million compared to $217.9 million last year. The year-over-year revenue increase was driven by new work and the expansion of existing contracts, including work supporting the implementation and operation of the Affordable Care Act in the United States and revenue from the Health Management acquisition, which closed on July 1, 2013. Health Services Segment operating income for the third quarter increased 23% to $42.2 million (13.8% operating margin) driven by revenue growth. This compares to $34.4 million (15.8% operating margin) for the same period last year. The expected year-over-year decline in operating margin is largely due to an increase in lower-margin, cost-reimbursable work with the U.S. Federal Government.

Human Services Segment

Human Services Segment revenue for the third quarter of fiscal 2014 totaled $114.3 million and was adversely impacted by currency. This compares to $116.4 million for the same period last year. Human Services Segment operating income for the third quarter of fiscal 2014 totaled $13.0 million (11.4% operating margin) compared to $11.0 million (9.5% operating margin) last year. Operating margin in the third quarter of fiscal 2014 was bolstered by short-term engagements in the Segment’s U.S. consulting operations.

Sales and Pipeline

Year-to-date signed contract awards at June 30, 2014 totaled $1,060 million. This compares to $1,267 million reported for the same period last year, which included a large, five-year option exercise in Canada. In addition, new contracts pending (awarded but unsigned) totaled $428 million compared to $413 million reported for the same period in fiscal 2013.

Sales pipeline at June 30, 2014 was $3.0 billion (consisting of $631 million in proposals pending, $221 million in proposals in preparation and $2.2 billion in opportunities tracking). The total pipeline of opportunities was higher compared to the comparable period in fiscal 2013 and the second quarter of 2014. The increase in pipeline was driven by the addition to the sales pipeline of a large contract rebid in Australia that is expected to be bid in fiscal 2015, as well as new opportunities across multiple geographies and both segments. The sales pipeline only reflects opportunities, including new work, rebids and options, where the request for proposal is expected to be released within the next six months.

Balance Sheet and Cash Flows

Cash and cash equivalents at June 30, 2014 totaled $182.9 million, of which approximately 55% were held outside the United States. For the third quarter of fiscal 2014, cash provided by operating activities from continuing operations totaled $88.7 million, with free cash flow of $78.0 million. Strong collections in the third quarter led to an improvement of Days Sales Outstanding (DSO) to 63 days.

On May 30, 2014, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On July 8, 2014, the Company announced a $0.045 per share cash dividend, payable on August 29, 2014 to shareholders of record on August 15, 2014.

During the third quarter of fiscal 2014, MAXIMUS repurchased 599,529 shares of the Company’s common stock for approximately $25.5 million. At June 30, 2014, the Company had approximately $187.3 million available for future repurchases under its Board-authorized share repurchase program, including the Board-approved $150 million increase announced on June 23, 2014. Subsequent to quarter close, the Company purchased an additional 403,433 shares for approximately $17.0 million.

Outlook

The Company is reiterating its fiscal year 2014 revenue and earnings guidance with a bias towards the upper end of the ranges. The Company continues to expect its fiscal year 2014 revenue to range between $1.68 billion and $1.73 billion and diluted earnings per share from continuing operations to range between $2.00 and $2.10.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, August 7, 2014, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through August 21, 2014. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)

Replay conference ID number: 13587088

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 11,000 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including organic growth, free cash flow and adjusted diluted earnings per share from continuing operations.

In order to calculate organic growth, we exclude revenue from Health Management for all periods presented. We believe that organic growth provides a useful basis for assessing the performance of the business excluding the effects of acquisitions.

We have provided a reconciliation of free cash flow to cash provided by operating activities from continuing operations. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effects of legal and settlement expenses, acquisition expenses, tax benefits and a contract termination in fiscal year 2013.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, diluted earnings per share, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Revenue	$419,899	$334,323	$1,265,506	$946,940
Cost of revenue	307,296	239,763	926,315	678,406
Gross profit	112,603	94,560	339,191	268,534
Selling, general and administrative expenses	57,345	49,181	165,077	138,096
Acquisition-related expenses	—	1,174	—	1,500
Legal and settlement expenses/(recoveries), net	—	(182)	600	(202)
Operating income from continuing operations	55,258	44,387	173,514	129,140
Interest and other income, net	9	701	913	2,444
Income from continuing operations before income taxes	55,267	45,088	174,427	131,584
Provision for income taxes	21,226	17,052	65,424	50,051
Income from continuing operations	34,041	28,036	109,003	81,533

Discontinued operations, net of income taxes:
Loss from discontinued operations	(21)	(3)	(9)	(597)
Gain on disposal	118	67	210	169
Income (loss) from discontinued operations	97	64	201	(428)

Net income	$34,138	$28,100	$109,204	$81,105

Basic earnings/(loss) per share:
Income from continuing operations	$0.50	$0.41	$1.60	$1.20
Income/(loss) from discontinued operations	—	—	0.01	(0.01)
Basic earnings per share	$0.50	$0.41	$1.61	$1.19

Diluted earnings/(loss) per share:
Income from continuing operations	$0.49	$0.40	$1.57	$1.17
Income/(loss) from discontinued operations	—	—	—	(0.01)
Diluted earnings per share	$0.49	$0.40	$1.57	$1.16

Dividends paid per share	$0.045	$0.045	$0.135	$0.135

Weighted average shares outstanding:
Basic	67,659	68,162	67,982	68,168
Diluted	69,031	69,867	69,369	69,864

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2014	September 30, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$182,942	$125,617
Restricted cash	13,356	12,176
Accounts receivable — billed and billable, net of reserves of $3,831 and $3,828	274,544	272,636
Accounts receivable — unbilled	17,006	20,320
Prepaid income taxes	2,620	358
Deferred income taxes	27,773	26,443
Prepaid expenses and other current assets	36,159	32,049
Total current assets	554,400	489,599

Property and equipment, net	71,961	77,710
Capitalized software, net	41,482	40,456
Goodwill	175,471	171,867
Intangible assets, net	42,117	42,039
Deferred contract costs, net	13,750	14,318
Deferred income taxes	1,567	1,179
Deferred compensation plan assets	11,242	10,314
Other assets, net	10,090	10,496
Total assets	$922,080	$857,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$101,313	$109,020
Accrued compensation and benefits	73,133	83,280
Deferred revenue	57,447	53,137
Current portion of long-term debt	164	170
Income taxes payable	17,743	8,327
Other liabilities	11,576	8,373
Total current liabilities	261,376	262,307
Deferred revenue, less current portion	30,056	32,953
Long-term debt	1,150	1,319
Deferred taxes	16,965	16,359
Deferred compensation plan liabilities, less current portion	17,422	13,953
Other liabilities	6,609	1,579
Total liabilities	333,578	328,470

Shareholders’ equity:
Common stock	430,642	415,271
Accumulated other comprehensive income	12,906	7,987
Retained earnings	144,954	106,250
Total shareholders’ equity	588,502	529,508
Total liabilities and shareholders’ equity	$922,080	$857,978

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income	$34,138	$28,100	$109,204	$81,105
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(97)	(64)	(201)	428
Depreciation and amortization	12,538	7,829	36,297	25,763
Deferred income taxes	810	(3,727)	(577)	3,030
Non-cash equity based compensation	4,248	3,646	12,809	10,708

Change in assets and liabilities:
Accounts receivable — billed	36,154	(16,761)	(1,362)	(50,072)
Accounts receivable — unbilled	3,330	2,231	3,280	(5,921)
Prepaid expenses and other current assets	(3,882)	(1)	(1,343)	(2,522)
Deferred contract costs	(1,423)	(1,038)	556	(2,451)
Accounts payable and accrued liabilities	(9,172)	7,752	(5,337)	16,480
Accrued compensation and benefits	9,960	8,818	2,510	6,941
Deferred revenue	6,299	(6)	88	(2,940)
Income taxes	(3,991)	12,550	6,162	5,989
Other assets and liabilities	(178)	339	3,212	2,624
Cash provided by operating activities – continuing ops	88,734	49,668	165,298	89,162
Cash used in operating activities – discontinued ops	(44)	(33)	(148)	(587)
Cash provided by operating activities	88,690	49,635	165,150	88,575

Cash flows from investing activities:
Purchases of property and equipment	(8,873)	(11,518)	(18,389)	(24,869)
Capitalized software costs	(1,860)	(5,412)	(9,177)	(13,652)
Acquisition of Business	—	—	(2,670)	—
Proceeds from settlement of final PSI price	—	—	—	3,380
Proceeds from note receivable	196	113	350	285
Cash used in investing activities	(10,537)	(16,817)	(29,886)	(34,856)

Cash flows from financing activities:
Repurchases of common stock	(24,658)	(12,411)	(59,354)	(27,814)
Employee tax withholding on restricted stock units vesting	(1,776)	(2,191)	(14,681)	(8,868)
Tax benefit due to option exercises and RSU vesting	—	—	2,925	4,680
Cash dividends paid	(3,043)	(3,071)	(9,181)	(9,202)
Stock option exercises	627	88	1,145	1,840
Issuance of long-term debt	—	—	15,000	—
Repayment of long-term debt	(40)	(43)	(15,122)	(130)
Cash used in financing activities	(28,890)	(17,628)	(79,268)	(39,494)

Effect of exchange rate changes on cash and cash equivalents	2,356	(14,622)	1,329	(15,626)

Net increase/(decrease) in cash and cash equivalents	51,619	568	57,325	(1,401)

Cash and cash equivalents, beginning of period	131,323	187,343	125,617	189,312

Cash and cash equivalents, end of period	$182,942	$187,911	$182,942	$187,911

MAXIMUS, Inc.
SEGMENT INFORMATION – GAAP BASIS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2014	% (1)	2013	% (1)	2014	% (1)	2013	% (1)

Revenue:
Health Services	$305,647	100%	$217,901	100%	$928,865	100%	$591,847	100%
Human Services	114,252	100%	116,422	100%	336,641	100%	355,093	100%
Total	419,899	100%	334,323	100%	1,265,506	100%	946,940	100%

Gross Profit:
Health services	79,679	26.1%	62,868	28.9%	241,558	26.0%	162,778	27.5%
Human Services	32,924	28.8%	31,692	27.2%	97,633	29.0%	105,756	29.8%
Total	112,603	26.8%	94,560	28.3%	339,191	26.8%	268,534	28.4%

Selling, general, and administrative expense:
Health Services	37,430	12.2%	28,507	13.1%	108,980	11.7%	78,882	13.3%
Human Services	19,915	17.4%	20,674	17.8%	56,097	16.7%	59,597	16.8%
Corporate/Other	—	NM	—	NM	—	NM	(383)	NM
Total	57,345	13.7%	49,181	14.7%	165,077	13.0%	138,096	14.6%

Operating income from continuing operations:
Health services	42,249	13.8%	34,361	15.8%	132,578	14.3%	83,896	14.2%
Human Services	13,009	11.4%	11,018	9.5%	41,536	12.3%	46,159	13.0%
Corporate/Other	—	NM	—	NM	—	NM	383	NM
Subtotal:
Segment Operating Income	55,258	13.2%	45,379	13.6%	174,114	13.8%	130,438	13.8%
Acquisition-related expenses	—	NM	1,174	NM	—	NM	1,500	NM
Legal and settlement expenses/ (recoveries)	—	NM	(182)	NM	600	NM	(202)	NM
Total	$55,258	13.2%	$44,387	13.3%	$173,514	13.7%	$129,140	13.6%

(1)	Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

MAXIMUS, Inc.
ADJUSTED DILUTED EPS FROM CONTINUING OPERATIONS
FY 2014 and FY 2013

	Quarter Ended
	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014
Diluted EPS from continuing operations-GAAP basis	$0.48	$0.59	$0.49

Adjustments:
Legal and settlement expenses	–	0.01	–
Tax Adjustment	–	(0.01)	–
Subtotal pro forma adjustments	–	–	–

Adjusted diluted EPS from continuing operations	$0.48	$0.59	$0.49

	Quarter Ended				Year Ended
	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Sept. 30, 2013
Diluted EPS from continuing operations-GAAP basis	$0.31	$0.45	$0.40	$0.51	$1.68

Adjustments:
Legal, settlement and acquisition-related expenses, net	–	–	0.01	–	0.01
Terminated Contract	–	(0.09)	–	–	(0.09)
Subtotal pro forma adjustments	–	(0.09)	0.01	–	(0.08)

Adjusted Diluted EPS from continuing operations	$0.31	$0.36	$0.41	$0.51	$1.60

MAXIMUS, Inc.
FREE CASH FLOW
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Cash provided by operating activities – continuing operations	$88,734	$49,668	$165,298	$89,162
Purchases of property and equipment	(8,873)	(11,518)	(18,389)	(24,869)
Capitalized software costs	(1,860)	(5,412)	(9,177)	(13,652)
Free cash flow from continuing operations	$78,001	$32,738	$137,732	$50,641

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com